UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 19, 2008
Packaging Corporation of America
(Exact name of registrant as specified in its charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1900 West Field Court, Lake Forest, Illinois 60045
(Address of Principal Executive Offices, including Zip Code)
(847) 482-3000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement
In connection with the extension of its accounts receivable securitization facility, on September 19, 2008, wholly-owned subsidiaries of Packaging Corporation of America (“PCA”), entered into an amended and restated Credit and Security Agreement with Bank of America, N.A. and YC YUSI Trust. The primary purpose of the amendment was to replace the lenders and agents in the original Credit and Security Agreement. The original agreement, which has been superseded, is filed as Exhibit 10.23 to PCA’s Annual Report on Form 10-K for the year ended December 31, 2001 and is incorporated by reference herein. The amended agreement is attached hereto as Exhibit 10.1, which is incorporated by reference herein. The description of the amended agreement below does not purport to be complete and is qualified in its entirety by reference to the full text of the amended agreement.
Under the amended agreement, PCA’s wholly-owned subsidiary may borrow on a revolving basis up to $150 million from the lenders (subject to a borrowing base) for the purpose of purchasing PCA’s accounts receivable. The borrowings are secured by the receivables submitted into the facility. Borrowings will bear interest at a commercial paper-based rate, a Eurodollar-based rate or a specified base rate, each as described in the amended agreement. The amended agreement terminates on September 18, 2009, unless it is extended prior to that date, and contains customary covenants, representations and warranties, conditions to borrowing and events of default (the occurrence of which would entitle the lenders to accelerate amounts outstanding).
As of September 19, 2008, approximately $109 million is outstanding under the amended agreement, which was the same amount outstanding under the original agreement.
Item 1.02. Termination of a Material Definitive Agreement
The disclosure under Item 1.01 is incorporated by reference herein.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(c) Exhibits
     The following exhibits are filed with this Form 8-K:

Exhibit No.	Document

10.1	Amended and Restated Credit and Security Agreement dated as of September 19, 2008 among Packaging Receivables Company, LLC, Packaging Credit Company, LLC, YC SUSI Trust and Bank of America, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA (Registrant)
By:	/s/ KENT A. PFLEDERER
Vice President, General Counsel and Secretary
(Authorized Officer)

Date: September 25, 2008